Exhibit 3.3
CERTIFICATE OF CORRECTION
OF
METLIFE LIFE AND ANNUITY COMPANY OF CONNECTICUT
     This Certificate of Correction is filed pursuant to Section 33-611 of the Connecticut Business Corporation Act to correct an inaccuracy in that certain Certificate of Amendment dated February 10, 2006 and filed with the State of Connecticut Secretary of the State on February 14, 2006 (the “Certificate of Amendment”) amending the Charter of The Travelers Life and Annuity Company (the “Charter”).
     The Certificate of Amendment inaccurately stated that Section 1 of the Charter was “amended and restated in its entirety” when, instead, it should have amended Section 1 of the Charter to delete the words “The Travelers Life and Annuity Company” and to substitute the words “MetLife Life and Annuity Company of Connecticut” in their stead. The remainder of Section 1 of the Charter shall remain in place unaffected by the Certificate of Amendment.
     IN WITNESS WHEREOF, this Certificate of Correction is dated and executed as of the 4th day of April, 2007.

METLIFE LIFE AND ANNUITY COMPANY OF CONNECTICUT
By:	/s/ Daniel D. Jordan
	Name:	Daniel D. Jordan
	Title:	Vice President and Assistant Secretary